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                                                                     EXHIBIT 5.1


                                                      Sloan Employment Agreement
                                                                 August 30, 2000

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of August 30, 2000, amends and restates the Employment Agreement entered into June 6, 1996, as previously amended and restated March 18, 1999, between The GSI Group, Inc., a Delaware corporation with its principal place of business in Assumption, Illinois (the "Company"), and John C. Sloan (the "Employee").

          WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

          1. Position, Employment Period. The Company hereby employs the Employee as its Chief Executive Officer and the Employee agrees to serve in such capacity, for the period beginning the date hereof and ending on the date on which the Employee's employment with the Company is terminated in accordance with paragraph 9 below (the "Employment Period").

          2. Performance of Duties. The Employee agrees that during the Employment Period he shall devote his full business time to the business affairs of the Company and shall perform his duties faithfully, efficiently and to the best of his ability subject to the direction of the Board of Directors of the Company and as set forth in the By Laws of the Company; provided that the foregoing shall not limit or prevent the Employee from serving on the board of directors of charitable organizations or other business corporations not in competition with the Company, or on the board of directors of any corporation on which the Employee is serving as of the date of this Agreement. The Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated with or required of other executives of similar rank and position in similarly situated companies. The Employee shall be indemnified by the Company to the fullest extent permitted under applicable law.

          3. Compensation and Benefits. Subject to the provisions of this Agreement, during the Employment Period the Employee shall receive an annual salary, payable in monthly or more frequent installments, in an amount not less than $405,000 per annum, subject to such increases as may from time to time be determined by the Board of Directors of the Company. He shall be entitled to such vacations as he, in his reasonable judgement, requires without unduly interfering with his duties and responsibilities at the Company. He shall be entitled to such other perquisites as may be customarily granted by the Company to executives of similar rank and position including, but not limited to, a secretary and cellular phone equipment and all expenses associated therewith, each to be used for Company business and other matters, both related and unrelated to the Company. The Company shall reimburse the Employee for his business expenses in accordance with its then prevailing policy. The Employee shall be entitled to participate, to the extent he is eligible, in any profit sharing, retirement, insurance or other

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benefit plan maintained by the Company. If the Employee's employment is terminated for any reason other than by the Company for Cause, and provided the Company has not given notice to the Employee of a meeting of the Board of Directors to consider his termination for Cause pursuant to the second sentence of paragraph 9.c. below, the Employee shall be entitled to receive eighteen months salary at the Employee's then-current rate, payable in equal monthly installments commencing 30 days after the end of his Employment Period.

          4. Competing Businesses. During the period of his employment under this Agreement and for a period of two years thereafter, the Employee shall not be employed by or otherwise engage in or be interested in any business in competition with the Company; provided, however, that the Employee's ownership of stock in any such business shall not be considered a violation of this paragraph if the stock of such business is traded on a national securities exchange and the Employee owns less than 1% of the equity thereof, and; provided further, that the foregoing (a) shall not limit or prevent the Employee from (i) serving on the board of directors of any corporation on which the Employee is serving, or (ii) investing in any business in which the Employee has an investment, each as of the date of termination of his employment, and (b) shall be null and void if the Employee is terminated by the Company without Cause. For purposes of this Agreement a business that is "in competition" with the Company shall mean an entity that is engaged in the same or similar business as the Company and derives at least fifty percent (50%) of its revenue from the manufacture of grain storage systems, poultry feeding equipment and/or swine producing equipment.

          5. Confidentiality. During and after the Employment Period, the Employee will not divulge or appropriate for his own use or for the use of a business in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company.

          6. Remedies. If at any time the Employee violates to a material extent any of the covenants or agreements set forth in paragraphs 4 and 5, the Company shall have the right to terminate all of its obligations to make further payment under this Agreement. The Employee acknowledges that the Company would be irreparably injured by a violation of paragraph 4 or 5 and agrees that the Company shall be entitled to an injunction restraining the Employee from any actual or threatened breach of paragraph 4 or 5 and to any other appropriate equitable remedy without any bond or other security being required.

          7. Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment.

          8. Amendment. This Agreement may be amended by mutual agreement of the parties without the consent of any other person. So long as the Employee lives, no person, other than the parties hereto, any legal representative of the Employee upon death or permanent disability and any successor to the Company pursuant to paragraph 12 below, shall have any rights under or interest in this Agreement or the subject matter hereof.

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          9.  Termination.

          a.  The Employment Period shall terminate as of the earliest of:

              (i) twelve months after the date on which the Company gives notice of termination to the Employee, if such termination is not pursuant to the following sub-paragraphs (ii), (iii) or (iv);

              (ii) the last day of the month in which the date of the Employee's death occurs;

              (iii) 90 days after the date on which the Company gives notice of termination to the Employee, if such termination is for Cause or due to the Employee being permanently disabled; or

              (iv) the day on which the Employee gives notice of his resignation from the Company.

          b. For purposes of this Agreement, "Cause" means (i) the willful and substantial failure by the Employee to perform his duties with the Company (other than due to death or disability); (ii) willful conduct by the Employee which is demonstrably and materially injurious to the Company or that demonstrates gross unfitness for service; (iii) the Employee's conviction of a felony which impairs his ability substantially to perform his duties with the Company or other felony involving dishonesty or breach of trust; or (iv) any material breach by the Employee of the terms of this Agreement. The Employee shall not be subject to termination for "Cause" unless (x) the Company has followed the procedures set forth below, and (y) the Employee is given an opportunity to cure, if possible, any and all of the actions or omissions forming the basis for such termination, within thirty (30) days of the adoption of the resolution set forth below. In the event that the Company fails to comply with either of these conditions, any termination of the Employee's employment shall be deemed to be without Cause.

          c. Notwithstanding anything else in this Agreement, the Company shall not terminate the Employee's employment (whether with or without Cause) unless such termination is authorized by a resolution adopted by the Company's Board of Directors at a meeting duly called and held following proper notice that termination of the Employment Period of the Employee shall be considered at such meeting. The Company shall (i) give the Employee at least five (5) days prior written notice of any such meeting and the purpose thereof, which notice shall, in the case of any anticipated termination for Cause, specify the actions or omissions anticipated to form the basis for such termination, and (ii) afford the Employee and his counsel an opportunity to be heard before the Board of Directors at such meeting.

          d. For purposes of this Agreement, the Employee shall be deemed to be "permanently disabled" upon the first to occur of the following events:

              (i) if by reason of injury, sickness or other incapacity he is unable, for a period of six (6) consecutive months or for any six (6) months during a nine (9) consecutive month period, to discharge his regular duties and responsibilities as an employee, officer and/or director of the Company. If the parties shall at any time be

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     unable to agree on whether the Employee is or has been so disabled, the
     Company and the Employee shall promptly and jointly appoint a medical doctor, or, if they are unable to so agree, they shall each promptly appoint a medical doctor to make such determination, and the collective decision of such medical doctors shall be binding on all parties hereto. If such doctors are unable to agree, they shall promptly appoint a third medical doctor to make such determination, and the decision of such third medical doctor shall be binding on all parties hereto; or

               (ii) the failure or refusal of the Employee to submit to any examination or to appoint a medical doctor pursuant to subparagraph (i) above within sixty (60) days after the date on which the Employee receives a written notice from the Company to do so; or

               (iii) the adjudication of the Employee as an incompetent or a disabled person by a court of competent jurisdiction.

          10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the Company at its principal executive offices or to the Employee at the last address provided to the Company by him in writing, as the case may be.

          11. Non-Assignment. The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

          12. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person or persons acquiring, whether by merger, consolidation, purchase of assets, change in control or otherwise, all or substantially all of the Company's assets business.

          13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Illinois.

          IN WITNESS WHEREOF, the Employee has executed, and the Company has caused to be executed in its name and on its behalf, this Agreement as of the day and year first above written.

John C. Sloan                              THE GSI GROUP, INC., a Delaware
                                             corporation


______________________________             By:  ____________________________
                                           Its: Chairman of the Board of
                                                 Directors

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